Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800 Ext. 3
LOOPNET, INC. ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
Year over Year Revenue up 60% — Adjusted EBITDA up 94%
SAN FRANCISCO, CALIF. — July 26, 2006 — LoopNet, Inc., (NASDAQ: LOOP), today announced financial results for the second quarter of 2006. Total revenue for the second quarter of 2006 was $11.6 million, an increase of 60% from $7.3 million in the second quarter of 2005. GAAP net income for the second quarter of 2006 was $3.4 million or $0.09 per diluted share, compared to $2.7 million or $0.05 per diluted share in the second quarter of 2005.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the second quarter of 2006 was $5.7 million, an increase of 94% from $2.9 million in the second quarter of 2005. The company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
The number of LoopNet registered members, which includes both basic and premium members, grew to over 1.4 million during the second quarter of 2006, a 57% increase over the second quarter of 2005. The number of LoopNet premium members increased to 71,125, a 48% increase over the second quarter of 2005. Average monthly unique visitors during the second quarter of 2006 increased to approximately 870,000 compared with approximately 500,000 during the second quarter of 2005, as reported by ComScore/MediaMetrix.
“In our first quarter reporting as a public company, we demonstrated strong execution in all aspects of the business”, said Richard Boyle, CEO and President of LoopNet, Inc. “We continue to see strong momentum in the commercial real estate market, in terms of overall transaction volume and the rate at which the industry is moving online. The value we provide to our users by making the marketing & searching processes in the industry more efficient, along with those market trends, has resulted in strong growth in adoption of our marketplace.”
Balance Sheet and Liquidity
As of June 30, 2006, LoopNet had $77.3 million of cash, cash equivalents and short-term investments and no debt.
2006 Outlook
Based on current visibility, the Company expects revenue for the quarter ending September 30, 2006 to be in the range of $12.2 to $12.5 million, Adjusted EBITDA to be in the range of $5.2 to $5.5 million and GAAP EPS to be $0.08 assuming a fully diluted share count of 40.7 million, stock-based compensation of $0.3 million (net of tax benefits) and an effective tax rate of 39.7%. The company expects revenue for the full year of 2006 to be in the range of $47.0 to $47.4 million, Adjusted EBITDA to be in the range of $21.3 to $21.7 million and GAAP EPS to be in the range of $0.33 to $0.34 assuming a fully diluted share count of 38.8 million, stock-based compensation of $0.9 million (net of tax benefits) and an effective tax rate of 39.7%.
The third quarter and annual expectations for Adjusted EBITDA and EPS include estimated expenses associated with being a public company.
Conference Call Information

LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of LoopNet, Inc.’s conference call on the investor relations section of our website at www.LoopNet.com . For investors unable to participate in the live conference call, an audio replay will be available until July 31st, 2006 at 9:00 p.m. PDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 2348536. A web cast replay of the call will be available on the investor relations section at www.LoopNet.com approximately two hours after the conclusion of the call and will remain available until August 31st, 2006.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form S-1 filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available at on the SEC’s website or http://investor.loopnet.com/sec.cfm. LoopNet assumes no obligation to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LoopNet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	June 30,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$18,765	$74,140
Short-term investments	3,100	3,157
Accounts receivable, net of allowance of $33 and $46, respectively	529	761
Prepaid expenses and other current assets	325	527
Deferred income taxes	824	824

Total current assets	23,543	79,409

Property and equipment, net	843	932
Goodwill	2,417	2,417
Intangibles, net	1,418	1,365
Deferred income taxes	6,798	4,150
Deposits and other noncurrent assets	158	152

Total assets	$35,177	$88,425

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65	$223
Accrued compensation and benefits	1,284	1,282
Accrued liabilities	599	1,061
Deferred revenue	4,640	6,126
Income taxes payable	16	1,207

Total current liabilities	6,604	9,899

Commitments and contingencies
Redeemable convertible preferred stock, $.001 par value, 32,795,752 shares authorized: 22,541,528 and 0 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	39,962	—
Stockholders’ (deficit) equity:
Common stock, $.001 par value, 100,000,000 shares authorized; 8,514,538 and 37,072,143 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	9	37
Additional paid in capital	12,482	94,692
Deferred stock-based compensation	(827)	—
Stockholder notes receivable	(453)	—
Other comprehensive income	(29)	(40)
Accumulated deficit	(22,571)	(16,163)

Total stockholders’ (deficit) equity	(11,389)	78,526

Total liabilities and stockholders’ (deficit) equity	$35,177	$88,425

LoopNet, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenues	$7,261	$11,631	$13,475	$21,857
Cost of revenue (1)	902	1,366	1,775	2,594

Gross margin	6,359	10,265	11,700	19,263

Operating Expenses (1):
Sales and marketing	1,445	2,183	2,641	4,132
Technology and product development	909	1,032	1,995	1,992
General and administrative	1,323	1,751	2,517	3,229

Total operating expenses	3,677	4,966	7,153	9,353

Income from operations	2,682	5,299	4,547	9,910

Interest income, net	87	465	146	719
Other income, net	7	—	7	(2)

Income before tax	2,776	5,764	4,700	10,627

Income taxes	77	2,321	138	4,219

Net Income	$2,699	$3,443	$4,562	$6,408

Net income per share
Basic	$0.07	$0.09	$0.12	$0.17
Diluted	$0.05	$0.09	$0.08	$0.17

(1)	Stock-based compensation is allocated as follows:

Cost of revenue	$5	$24	$7	$32
Sales and marketing	36	87	67	138
Technology and product development	35	32	303	53
General and administrative	25	56	99	89

Total	$101	$199	$476	$312

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Reconciliation of GAAP Net Income to Non-GAAP Measures
Net Income	$2,699	$3,443	$4,562	$6,408

Add back (deduct)
Income tax provision	77	2,321	138	4,219
Depreciation and amortization	122	152	226	301
Interest income, net	(87)	(465)	(146)	(719)
Other income, net	(7)	—	(7)	2
Stock-based compensation	101	199	476	312

Adjusted EBITDA	$2,905	$5,650	$5,249	$10,523

LoopNet, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six months ended June 30,
	2005	2006
Cash flows from operating activities:
Net income	$4,562	$6,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	226	301
Stock-based compensation	476	312
Net loss on disposal of assets	—	3
Deferred income tax benefit	—	2,648
Changes in operating assets and liabilities:
Accounts receivable	(113)	(231)
Prepaid expenses and other assets	(29)	(278)
Income taxes payable	(88)	1,191
Accounts payable	(17)	157
Accrued expenses and other current liabilities	424	463
Accrued compensation and benefits	(161)	(1)
Deferred revenue	1,208	1,486

Net cash provided by operating activities	6,488	12,459

Cash flows from investing activities:
Purchase of property and equipment	(366)	(330)
Acquisitions, net of cash	(500)	—

Net cash used in investing activities	(866)	(330)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	—	42,309
Net proceeds from exercise of stock options	19	32
Net proceeds from exercise of warrants	—	449
Net proceeds from payment of notes receivable	—	456

Net cash provided by financing activities	19	43,246

Net increase in cash and cash equivalents	5,641	55,375

Cash and cash equivalents at beginning of period	5,698	18,765

Cash and cash equivalents at end of period	$11,339	$74,140